EXHIBIT 11


                         COMPUTATION OF EARNINGS PER SHARE

(Amounts in thousands except                      Years Ended
 per share amounts)

                                     January 3,   December 28,  December 30,
                                           1998           1996          1995
BASIC

NET INCOME                             $172,250       $215,220     $172,361
WEIGHTED AVERAGE COMMON
   STOCK OUTSTANDING                    468,916        470,216      481,154

BASIC EARNINGS PER SHARE               $  .3673       $  .4577      $.3582

DILUTED

NET INCOME                             $172,250       $215,220     $172,361
ELIMINATION OF INTEREST EXPENSE,
 NET OF RELATED TAX EFFECT,
 APPLICABLE TO 5% CONVERTIBLE
 SUBORDINATED DEBENTURES DUE 2003         3,479          3,499        3,508
ADJUSTED INCOME APPLICABLE TO
 COMMON STOCK                          $175,729       $218,719     $175,869

WEIGHTED AVERAGE COMMON
  SHARES AND OTHER COMMON
  STOCK EQUIVALENTS:
        COMMON STOCK OUTSTANDING        468,916        470,216     481,154
        STOCK OPTIONS                       737            573         -
            SHARES ISSUABLE UPON
        CONVERSION OF 5% CONVERTIBLE
        SUBORDINATED DEBENTURES DUE
        2003                             14,440         14,440      14,557
                                        484,093        485,229     495,711


DILUTED EARNINGS PER SHARE             $  .3630      $   .4508      $.3548